Exhibit 10.3

April 24, 2009

Mr. James E. Levine

182 W. Canton Street

Boston, Massachusetts 02116

Dear Jamie,

We are pleased to confirm the compensation and employment agreement between you and Verenium Corporation (the “Company”). In consideration of the covenants and agreements set forth below, the Company hereby agrees to employ you, and you hereby agree to be employed by the Company, on the following terms and conditions:

1. Term. This employment agreement (the “Agreement”) shall become effective as of April 29, 2009 (the “Effective Date”) and shall continue until it is terminated by you or the Company in accordance with, and subject to the obligations set forth in, the provisions of Section 5 below (the “Term”).

2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of Executive Vice President and Chief Financial Officer. You shall have such responsibilities and duties as are assigned by the President and Chief Executive Officer (“CEO”) and/or the Board of Directors of the Company (the “Board”) and are consistent with the position of Executive Vice President and Chief Financial Officer. In the performance of your duties and responsibilities hereunder, you shall regularly report to Carlos Riva, President and CEO. You agree to devote your full business time, attention and energies to the business and interests of the Company during the Term of this Agreement and you will not accept any outside position without the prior written consent of the CEO or the Board, except that you may serve on up to a maximum of two boards of directors provided that you have approval of the CEO or the Board’s Compensation Committee and provided that your time spent in such service is reasonable and does not detract from the performance of your duties to the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement. You shall fulfill your duties and responsibilities to the Company hereunder primarily from the Company’s office located in Cambridge, Massachusetts provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

3. Compensation and Benefits. Subject to your adherence to all of your responsibilities under this Agreement, during the Term of this Agreement you shall be entitled to receive the following compensation and benefits.

(a) Base Salary. Commencing on the Effective Date, and during the Term of this Agreement, the Company will pay you a base salary at not less than the biweekly rate of $11,923.07 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with the Company’s payroll practices then in effect. Your Base Salary shall be subject to review and upward adjustment on an annual basis; provided, however, that subject to the provisions of Section 5(f), your Base Salary may be reduced at any time in connection with an across-the-board reduction of all senior executives’ annual base salaries.

(b) Incentive Bonus. For each calendar year during the Term of this Agreement, you will be eligible to receive an annual performance-based incentive bonus, based upon the achievement of milestones set by the Board and/or the CEO, with a target bonus of 50% percent of the Base Salary earned during such period (the “Bonus”). Any incentive bonus earned by you will be paid in accordance with the Company’s standard practices and policies regarding bonuses, and which shall be paid in the calendar year following the year for which the Bonus was earned. Except as otherwise provided in this Agreement, to be eligible to have earned a Bonus for a calendar year, you must be employed through the last date of such calendar year.

(c) Benefits. During the Term of this Agreement, you shall be entitled to participate, to the extent you are otherwise eligible, in all group insurance programs or other fringe benefit plans which the Company shall make available to similarly situated employees. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

(d) Vacation. You will be entitled to four (4) weeks of vacation per calendar year, in accordance with the Company’s vacation policy as in effect from time to time.

(e) Stock Options and Restricted Shares. Subject to approval by Verenium’s Board of Directors you will be granted a restricted stock award of 50,000 shares of Verenium stock. The award shall vest in eight (8) equal quarterly installments on each quarterly anniversary of the employment date, so that one hundred percent (100%) of the Restricted Stock Award shares shall be fully vested on the second annual anniversary of the employment date, subject to your continued service with the Company through the applicable vesting dates.

Additionally, subject to approval by Verenium’s Board of Directors, you will be granted an option (in the form of an Incentive Stock Option) to acquire 250,000 shares of Verenium’s common stock at an exercise price equal to the fair market value at the time of grant. Option vesting will occur as follows: 25% after 12 months of employment, quarterly thereafter on the remaining 75% over the subsequent three years.

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(f) Change in Control Acceleration of Vesting. Upon a Change in Control (as defined below), the vesting of stock options and any other equity awards to purchase Company stock held by you will automatically accelerate as follows:

(i) effective immediately prior to such Change in Control, all stock options, restricted stock, and any other equity awards except your “Undetermined Performance Based Options” (as defined below), shall accelerate vesting and no longer be subject to a risk of forfeiture or a right to repurchase by the Company, if applicable, as if you had been employed by the Company for an additional period of twenty four (24) months as of the date of the Change in Control. Subject to your continued service with the Company following the Change in Control, any remaining unvested portion of such accelerated equity awards will continue to vest according to the terms of the applicable equity award agreements, but on the schedule and at the rate of number of shares as such awards would have vested if the original vesting schedule applicable to such options had been accelerated by twenty-four (24 months. For example, if at the time of the Change in Control the unvested portion of your equity award is 3,600 shares, which would otherwise continue to vest in 36 equal monthly installments of 100 shares each, then (A) 2,400 shares shall become vested immediately upon the Change in Control and (ii) the remaining 1,200 shares will vest during your continued service following the Change in Control in twelve monthly installments of 100 shares, with the result being that your award will be fully vested twenty-four months earlier than it would have been had no Change in Control occurred.

(ii) for those Performance Based Options for which, at the time of the Change in Control, performance assessments have not yet been made by the Board or Compensation Committee that the Performance Goals applicable to such awards have been achieved (the “Undetermined Performance Based Options”) vesting of the Undetermined Performance Based Options shall be accelerated so that such options shall vest on a pro rata basis monthly, commencing from the date of the Change in Control until the earlier of (x) the original vesting date of such options, or (y) the date which is four (4) years after the Change in Control. Following a Change in Control, the Undetermined Performance Based Options that accelerate vesting pursuant to this provision shall remain subject to acceleration of vesting as provided in Section 3(e) based on achievement of the Performance Goals.

(iii) In the event that the Company agrees to, approves, enters, or is required to enter into a transaction, a series of related transactions, or a proceeding, or nominates one or more directors such that any of the foregoing would result in a Change in Control, the Board will assess whether any additional accelerated vesting of your equity awards should occur.

(g) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or

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any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

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For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Capitalized terms utilized in the foregoing definition of Change in Control shall have the following meanings:

(vi) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(vii) “Entity” means a corporation, partnership, limited liability company or other entity.

(viii) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ix) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

(h) Business Expense Reimbursement. The Company shall reimburse you for the travel, entertainment and all other business related expenses reasonably incurred by you in the performance of your duties hereunder in accordance with the Company’s policies as in effect from time to time for senior executives

(i) Indemnification. The Company agrees that you shall be entitled to indemnification to the fullest extent permitted under the Company’s Articles of Incorporation and Bylaws, and as required by law. In addition, the Company will also provide you with an Indemnity Agreement, in the form attached hereto as Exhibit A.

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4. Confidential and Proprietary Information; Restrictive Covenants; Non-solicitation; Indemnification.

(a) Covenant not to Compete. You acknowledge that by virtue of your employment pursuant to this Agreement, you will have access to valuable trade secrets and other confidential business and proprietary information of the Company. Except with the prior written consent of the Board you will not, during your employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means any subsidiary of the Company or any other entity that is controlled by or is under common control with the Company. Except with the prior written consent of the Board, you shall not, during your employment by the Company and for a period of one (1) year thereafter (the “Restricted Period”), engage in competition with the Company or any of its Affiliates, either directly or indirectly, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of the research, development, manufacturing, production, sales, or marketing of biofuels. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

(b) Agreement not to Participate in Company’s Competitors. During any period during which you are receiving compensation or consideration from the Company, you will not acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by you at the time of such position, investment or interest to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

(c) Non-solicitation. During the Restricted Period you shall not, either directly, or through others: (1) hire or participate in the hiring of any individual who is at that time an employee, consultant or independent contractor of the Company or any Affiliate; (2) solicit or attempt to solicit any individual who is at that time an employee, consultant or independent contractor of the Company or any Affiliate to terminate his or her relationship with the Company or any Affiliate in order to become an employee, consultant or independent contractor to or for any person or business entity; or (3) solicit or attempt to solicit the business of any client, customer, supplier, service provider, vendor, or distributor of the Company or any Affiliate that is at that time, or that was during the one (1) year immediately prior thereto, doing business with the Company or any Affiliate for the purpose of engaging in competition with the Company or any of its Affiliates, provided that the foregoing prohibitions shall not apply to any employee who responds to a general solicitation or advertisement regarding employment with the Company or its affiliates.

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(d) Employee Invention and Non-Disclosure Agreement. As a condition of employment, you agree to execute and abide by the Company’s standard Employee Invention and Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit B.

5. Termination. You and the Company shall be free to terminate this Agreement as follows and subject to the payment obligations set forth herein:

(a) By the Company for Cause. The Company shall have the right to terminate your employment hereunder at any time for “Cause.” For purposes of this Agreement only, “Cause” shall be defined to include (1) material misconduct in the performance of your duties and responsibilities hereunder, (2) your material failure, refusal or inability (other than for reasons of disability) to perform your duties and responsibilities hereunder or to carry out any lawful direction of the CEO or the Board, (3) breach by you of a material term of this Agreement, the Employee Invention and Non-Disclosure Agreement, or any other agreement between you and the Company, (4) conviction of or plea of nolo contendere to, a felony or other crime involving moral turpitude, or imprisonment for any crime; (5) your material failure to comply with Company written policies, including but not limited to Equal Employment Opportunity and Harassment policies, Professional Conduct policy, and/or Code of Business Conduct and Ethics policy; and (6) your violation of any statutory or fiduciary duty owed to the Company; provided, however, that in the event of a potential termination under subclauses 2, 3, or 5 above, such termination may not occur until at least thirty (30) days after the Company has provided you with a detailed written notice of the ground(s) for such potential termination, and then only if in the reasonable determination of the CEO or the Board you have failed to correct the behavior giving rise to such potential termination. Notwithstanding any other provision of this Agreement, in the event of a termination for Cause pursuant to this paragraph, the Company shall only be obligated to pay you (i) your Base Salary through the date of your termination, (ii) your accrued but unused vacation, (iii) any earned, but unpaid, Bonus described in Section 3(b) with respect to the calendar year immediately preceding the year in which your employment is terminated, based on the achievement of the performance milestones established for such calendar year in accordance with Section 3(b), as determined by the Board of Directors, which determination may occur either before or after your termination of employment so that you may have earned a Bonus described in Section 3(b) notwithstanding your termination of employment following the calendar year for which the Bonus was earned but prior to the date such determination (or an associated bonus payment) is made (the “Unpaid Bonus”), and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect (collectively, the “Accrued Obligations”). Any Accrued Obligations other than Unpaid Bonus shall be paid to you either upon, or as soon as administratively practicable following, your termination of employment. Any Unpaid Bonus will be paid to you as soon as administratively practicable following the later of: (i) your termination of employment, or (ii) the determination by the Board of Directors that one or more of the performance milestones applicable to such Bonus amounts have been achieved, provided that following a Change in Control, if the Board of Directors has at any time determined (whether such determination is made before or after a Change in Control) that one or more pre-established performance milestones (if any) applicable to such Bonus amount have been achieved, any determination by the Board of Directors of the amount of Bonus payable shall be made without any exercise of negative discretion by the Board of Directors to reduce the Bonus amount.

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(b) Death; Disability. Your employment hereunder shall terminate in the event of your death and in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative), from substantially performing your duties and responsibilities hereunder, with or without a reasonable accommodation, for one or more periods totaling ninety (90) days in any twelve (12) month period. In the event of a termination of your employment pursuant to this paragraph, you or your estate, as applicable, shall be entitled to receive payment of the Accrued Obligations. You shall also be eligible to receive any disability-related benefits provided by the Company at the time of such disability, in accordance with the terms and conditions of such benefit plans.

(c) Termination by the Company Other Than for Cause. The Company shall have the right to terminate your employment hereunder at any time other than for Cause. In the event of a termination by Company pursuant to this paragraph, you shall be entitled to receive payment of the Accrued Obligations and the following severance pay and related benefits:

(i) the Company will pay you severance pay in the amount of (A) your then-current annual Base Salary plus (B) the higher of (i) your Bonus for the year in which the termination occurs or (ii) the average percentage of your Base Salary paid to you as Bonus in the two fiscal years prior to the termination date, in each case pro-rated by the number of days you were employed in the calendar year of the termination, provided however, that if the termination date occurs during the first year of employment, the pro-rated amount of the Bonus, if any, shall be determined in the sole discretion of the Board or the Compensation Committee (A and B, collectively are the “Severance Pay”). Your Severance Pay shall be paid in equal installments over a period of twelve (12) months commencing with the first payroll period following the effective date of the Release required by Section 5(e), minus required withholdings, which severance payments will be made to you on the Company’s normal payroll cycle;

(ii) should you elect to continue your group health and dental insurance benefits in accordance with the provisions of COBRA following the date of your termination, the Company shall pay the full premium for such health and dental insurance continuation benefits for a period of twelve (12) months after the termination date; provided, however, that any such payments will cease if you voluntarily enroll in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. You agree to immediately notify the Company in writing of any such enrollment.

(iii) notwithstanding the terms of any stock option grants and/or restricted stock awards, the vesting of such equity awards will automatically accelerate such that, in addition to any vesting acceleration earned by you pursuant to Section 3(e) or 3(f) of this Agreement prior to the effective date of such termination, effective on the date of such termination you will be deemed vested as if you had remained employed by the Company for an additional period of twenty four (24) months as of the date of termination and all restricted stock held by you that would otherwise vest as if you had been employed by the Company for an additional twenty four (24) months as of the date of termination shall automatically and immediately vest and no longer be subject to forfeiture or a right to repurchase by the Company as of the date of termination.

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(d) Termination by the Company Other Than for Cause or by the Executive for Good Reason Following a Change in Control. In the event that within fifteen (15) months following the effective date of a Change in Control the Company shall terminate your employment other than for Cause, or you shall resign from employment for Good Reason, you shall receive all of the benefits specified in Section 5(c) of this Agreement, and, additionally, all equity awards except any Undetermined Performance Based Options that are unvested as of the effective date of such termination shall be immediately accelerated such that they shall be fully vested and exercisable as of the effective date of such termination.

(e) Release and Non-disclosure. Your right to receive such severance pay, stock and/or option accelerated vesting benefits, and related benefits as set forth in Sections 5(c) and (d) shall be contingent upon (x) your compliance with all of your obligations under this Agreement and the Employee Invention and Non-Disclosure Agreement, and (y) your delivery to the Company of a general release of all claims against the Company and its affiliates in the form attached hereto as Exhibit A or in such other form as may be specified by the Company (the “Release”), within the applicable time period set forth therein but in no event later than forty-five (45) days following your termination of employment, and permitting such release to become fully effective in accordance with its terms.

(f) Termination by You for Good Reason. You shall have the right to terminate your employment hereunder at any time for “Good Reason” (as defined below). In the event that you resign your employment with “Good Reason,” your resignation shall be deemed to be a termination of your employment by the Company other than for Cause pursuant to paragraph 5(c) above, in which event both you and the Company shall have your respective rights and obligations under such paragraph 5(c) above in the event of such a termination. In the event that you do not send the Company a written notice of your intent to resign pursuant to this paragraph within ninety (90) days following an event constituting Good Reason, your rights under this paragraph 5(d) shall cease as to such event. For purposes of this Agreement, the phrase “Good Reason” shall mean any one of the following events which occurs without your consent on or after the commencement of your employment, provided that you have first provided written notice to any member of the Board (or the surviving corporation, as applicable) within 90 days of the first such occurrence of such condition specifying the event(s) constituting Good Reason and specifying that you intend to terminate your employment not earlier than 30 days after providing such notice, and the Company (or surviving corporation) has not cured such event(s) within 30 days (or such longer period as may be specified by you in such notice) after your written notice is received by such member of the Board (or by the surviving corporation) (the “Cure Period”), and you resign within thirty (30) days following the end of the Cure Period: (i) a material reduction in your duties, authority or responsibilities as described in Section 2 of this Agreement, (ii) a material reduction in your Base Salary, provided, however, that a reduction in your Base Salary shall not constitute Good Reason if it (A) is made in connection with an across-the-board reduction of all senior executives’ annual base salaries, and (B) does not occur within the fifteen (15) month period following the effective date of a Change in Control, (iii) material reduction of your ability to participate in the Company’s fringe and benefit plans that effectively constitutes your “involuntary separation from service” for purposes of Treas. Reg. Section 1.409A-1(n), other than

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any reduction that (A) is part of a general reduction or other concessionary arrangement affecting all senior officers, and (B) does not occur within the fifteen (15) month period following the effective date of a Change in Control, (it being understood that, solely for purposes of this paragraph 5(f), such a reduction in the ability to participate in the Company’s fringe and benefit plans is considered a material breach of this Agreement), (iv) the Company requires you to permanently relocate your office to a location outside the geographic area described in Section 2 of this Agreement which requires a one-way increase in your driving distance of more than twenty-five (25) miles, or (v) any other conduct that constitutes a material breach by the Company of a material term of this Agreement, or any other written agreement between the Company and you.

(g) Termination by You for Any Other Reason. You shall have the right to terminate your employment hereunder at any time for any reason not otherwise covered by paragraph 5(d) by providing ninety (90) days’ prior written notice to the Company. In the event of a termination by you pursuant to the preceding sentence, the Company shall only be obligated to pay you the Accrued Obligations. The Company shall be obligated, however, to continue to pay your full compensation as described in Section 3 hereof up to and through the expiration of the ninety (90) day notice period.

6. Specific Performance. You recognize and agree that the Company’s remedy at law for breach of the Employee Invention and Non-Disclosure Agreement would be inadequate, and further agree that, for breach of such provisions, the Company shall be entitled to seek injunctive relief and to enforce its rights by an action for specific performance.

7. Certain Tax Issues.

(a) Withholding. All payments made to you pursuant to this Agreement or otherwise in connection with your employment shall be subject to the usual withholding practices of the Company and will be made in compliance with existing federal and state requirements regarding the withholding of tax.

(b) Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any Severance Pay amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” within the meaning of Section 409A of the Code, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. To the extent any payments or benefits pursuant to Section 5 above (a) are paid following the date of termination of your employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (c) are in excess of the amounts specified in clauses (a) and (b) of this paragraph, shall

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(unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after your separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period you shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

(c) Parachute Payment. In the event the benefits provided by this Agreement, when aggregated with any other payments or benefits received by you, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either

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before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

8. Continuation of Employment. You understand, acknowledge and agree that this Agreement does not create an obligation for the Company or any other person to continue your employment and, subject to your right to receive compensation and benefits as provided in Section 5, you will be an at-will employee and the Company may terminate your employment at any time subject to any notice provisions set forth in this Agreement.

9. Choice of Law. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the Commonwealth of Massachusetts.

10. Arbitration. All disputes arising out of this Agreement (other than initial applications for injunctive relief under the Employee Invention Agreement) shall be resolved by final and binding arbitration. The arbitration shall be conducted in Boston, Massachusetts under the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes employing a single arbitrator selected upon mutual agreement of the parties. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including an award of attorneys’ fee and costs to the prevailing party. Each party will be responsible for their own costs and attorney’s fees, other than the costs for AAA and the single arbitrator, which shall be borne by the Company.

11. Assignment. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company and the Company’s successors and assigns. This Agreement may not be assigned by you. Any assignment in contravention of this Section 12 shall be null and void.

12. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13. Consultation with Counsel; No Representations. You agree and acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement. Both you and the Company acknowledge that neither party has made any representations or warranties to the other party concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

14. No Mitigation; No Set Off. In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain.

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15. Company Representations. The Company represents and warrants that it is duly authorized to enter into this Agreement, that there is no law, agreement or other legal restriction on its entering into this Agreement, that its Board has approved this Agreement and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company

16. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict your entitlement to full participation in the employee benefit and other plans or programs in which comparable senior executives of the Company are eligible to participate.

17. Integration. This Agreement, the documents and Exhibits attached hereto (all of which are incorporated herein by reference), and the documents associated with your stock option grants described in Section 3(e) of this Agreement, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto).

18. Modification; Waiver. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and the Chairman of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. Notices. All notices required by this Agreement shall be in writing and shall be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, as follows:

(a)	If to you:

Mr. James E. Levine

182 W. Canton St.

Boston, MA 02116

(b)	If to Company:

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Attn: Board of Directors

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With a copy to:

Wain Fishburn

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

or to such other address as a party hereto shall specify in writing given in accordance with this section.

If the foregoing correctly conforms to your understanding of the agreement between you and Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

VERENIUM CORPORATION

By:	/s/ Carlos Riva
Name:	Carlos Riva
Title:	President and CEO
Agreement Confirmed:

/s/ James E. Levine
James E. Levine

Enclosures

Exhibit A:	Indemnity Agreement
Exhibit B:	Employee Invention and Non-Disclosure Agreement
Exhibit C:	Release and Waiver of Claims

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EXHIBIT A

INDEMNITY AGREEMENT

This Agreement is made and entered into this ____ day of ______________ by and between Verenium Corporation, a Delaware corporation (the “Corporation”), and ________________ (“Agent”).

Recitals

Whereas, Agent performs a valuable service to the Corporation in his/her capacity as Executive Vice President and Chief Financial Officer;

Whereas, the stockholders of the Corporation have adopted bylaws (the “Bylaws”) providing for the indemnification of the directors, officers, employees and other agents of the Corporation, including persons serving at the request of the Corporation in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”);

Whereas, the Bylaws and the Code, by their non-exclusive nature, permit contracts between the Corporation and its agents, officers, employees and other agents with respect to indemnification of such persons; and

Whereas, in order to induce Agent to continue to serve as a director and/or officer of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Agent;

Now, therefore, in consideration of Agent’s continued service as a director and/or officer of the Corporation after the date hereof, the parties hereto agree as follows:

Agreement

1. Services to the Corporation. Agent will serve, at the will of the Corporation or under separate contract, if any such contract exists, as a director of the Corporation or as a director, officer or other fiduciary of an affiliate of the Corporation (including any employee benefit plan of the Corporation) faithfully and to the best of his or her ability so long as he or she is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable charter documents of the Corporation or such affiliate; provided, however, that Agent may at any time and for any reason resign from such position (subject to any contractual obligation that Agent may have assumed apart from this Agreement) and that the Corporation or any affiliate shall have no obligation under this Agreement to continue Agent in any such position.

2. Indemnity of Agent. The Corporation hereby agrees to hold harmless and indemnify Agent to the fullest extent authorized or permitted by the provisions of the Bylaws and the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Bylaws or the Code permitted prior to adoption of such amendment).

3. Additional Indemnity. In addition to and not in limitation of the indemnification otherwise provided for herein, and subject only to the exclusions set forth in Section 4 hereof, the Corporation hereby further agrees to hold harmless and indemnify Agent:

(a) against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay because of any claim or claims made against or by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of the Corporation) to which Agent is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Agent is, was or at any time becomes a director, officer, employee or other agent of Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and

(b) otherwise to the fullest extent as may be provided to Agent by the Corporation under the non-exclusivity provisions of the Code and Section 41 of the Bylaws.

4. Limitations on Additional Indemnity. No indemnity pursuant to Section 3 hereof shall be paid by the Corporation:

(a) on account of any claim against Agent solely for an accounting of profits made from the purchase or sale by Agent of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(b) on account of Agent’s conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

(c) on account of Agent’s conduct that is established by a final judgment as constituting a breach of Agent’s duty of loyalty to the Corporation or resulting in any personal profit or advantage to which Agent was not legally entitled;

(d) for which payment is actually made to Agent under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

(e) if indemnification is not lawful (and, in this respect, both the Corporation and Agent have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

(f) in connection with any proceeding (or part thereof) initiated by Agent, or any proceeding by Agent against the Corporation or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Code, or (iv) the proceeding is initiated pursuant to Section 9 hereof.

5. Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall begin when the Agent is elected or appointed as a director, officer, employee or other agent of the Corporation (or began serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and continue during the period Agent is a director, officer, employee or other agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Agent shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Agent was serving in the capacity referred to herein.

6. Partial Indemnification. Agent shall be entitled under this Agreement to indemnification by the Corporation for a portion of the expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay in connection with any action, suit or proceeding referred to in Section 3 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Corporation shall indemnify Agent for the portion thereof to which Agent is entitled.

7. Notification and Defense of Claim. Not later than thirty (30) days after receipt by Agent of notice of the commencement of any action, suit or proceeding, Agent will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission to so notify the Corporation will not relieve it from any liability which it may have to Agent otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Agent notifies the Corporation of the commencement thereof:

(a) the Corporation will be entitled to participate therein at its own expense;

(b) except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Agent. After notice from the Corporation to Agent of its election to assume the defense thereof, the Corporation will not be liable to Agent under this Agreement for any legal or other expenses subsequently incurred by Agent in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. Agent shall have the right to employ separate counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the

Corporation of its assumption of the defense thereof shall be at the expense of Agent unless (i) the employment of counsel by Agent has been authorized by the Corporation, (ii) Agent shall have reasonably concluded, and so notified the Corporation, that there is an actual conflict of interest between the Corporation and Agent in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Agent’s separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Agent shall have made the conclusion provided for in clause (ii) above; and

(c) the Corporation shall not be liable to indemnify Agent under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld. The Corporation shall be permitted to settle any action except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on Agent without Agent’s written consent, which may be given or withheld in Agent’s sole discretion.

8. Expenses. The Corporation shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses incurred by Agent in connection with such proceeding upon receipt of an undertaking by or on behalf of Agent to repay said amounts if it shall be determined ultimately that Agent is not entitled to be indemnified under the provisions of this Agreement, the Bylaws, the Code or otherwise.

9. Enforcement. Any right to indemnification or advances granted by this Agreement to Agent shall be enforceable by or on behalf of Agent in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. Agent, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his or her claim. It shall be a defense to any action for which a claim for indemnification is made under Section 3 hereof (other than an action brought to enforce a claim for expenses pursuant to Section 8 hereof, provided that the required undertaking has been tendered to the Corporation) that Agent is not entitled to indemnification because of the limitations set forth in Section 4 hereof. Neither the failure of the Corporation (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Agent is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors or its stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that Agent is not entitled to indemnification under this Agreement or otherwise.

10. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

11. Non-Exclusivity of Rights. The rights conferred on Agent by this Agreement shall not be exclusive of any other right which Agent may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

12. Survival of Rights.

(a) The rights conferred on Agent by this Agreement shall continue after Agent has ceased to be a director, officer, employee or other agent of the Corporation or to serve at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of Agent’s heirs, executors and administrators.

(b) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

13. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Corporation shall nevertheless indemnify Agent to the fullest extent provided by the Bylaws, the Code or any other applicable law.

14. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

15. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

16. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

17. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

(a) If to Agent, at the address indicated on the signature page hereof.

(b) If to the Corporation, to:

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

or to such other address as may have been furnished to Agent by the Corporation.

In Witness Whereof, the parties hereto have executed this Agreement on and as of the day and year first above written.

VERENIUM CORPORATION

By:	/s/ Carlos A. Riva

Title:	President and Chief Executive Officer

AGENT

______________________________________

Address:

Mr. James E. Levine

182 W. Canton St.

Boston, MA 02116

EXHIBIT B

Verenium Corporation

EMPLOYEE INVENTION AND NON-DISCLOSURE AGREEMENT

This Employee Invention and Non-Disclosure Agreement (this “Agreement”) is made this ____ day of _________________, 20__ (“Effective Date”) by and between Verenium Corporation, a Delaware corporation (“Verenium”), with a principal place of business at 55 Cambridge Parkway, Cambridge, MA 02142, and James E. Levine (“Employee”), an individual having an address at 182 W. Canton St., Boston, MA.

In consideration of the mutual promises and other good and valuable consideration, and as part of the terms of employment of Employee by Verenium, the parties agree as follows:

INVENTIONS

1.	During the period of Employee’s employment with Verenium and for six months after termination of such employment, Employee shall fully disclose to Verenium promptly and in writing, to the extent such disclosure will not directly violate any confidentiality agreement with a new employer that Employee may be a party to, any and all inventions, developments, discoveries, improvements, trade secrets, mask works, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, discoveries, designs, techniques and ideas, whether or not patentable or registrable under copyright or similar statutes (collectively, “Inventions”), which are authored, developed, made, discovered, conceived, learned and/or reduced to practice by Employee either alone or jointly with others during the term of Employee’s employment with Verenium (“Developed Technology”). To the extent required by contracts between Verenium and the United States or any of its agencies, Employee agrees to assign all of Employee’s right, title and interest in, to and under any particular Developed Technology to the United States as directed by the Company.

2.	Employee agrees that all Developed Technology is, and shall remain, the sole and exclusive property of Verenium, its successors and assigns. Employee irrevocably agrees to assign and does assign to Verenium and its nominees, successors and assigns, all right, title and interest in and to Developed Technology. Employee agrees to execute, verify and deliver any and all documents and perform any and all acts as may be necessary to perfect, evidence and sustain such assignment and acknowledges that Employee’s obligation under this sentence shall continue beyond the termination of Employee’s employment with Verenium.

3.

Inventions, if any, which Employee made prior to the commencement of Employee’s employment with Verenium are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Exhibit A attached hereto a complete list of all Inventions that Employee has, either alone or jointly with others, authored, developed, made, discovered, conceived, learned and/or reduced to practice prior to the commencement of Employee’s employment with Verenium, that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason. If no Prior Inventions are listed on Exhibit A, Employee represents and warrants that there are no Prior Inventions. If, in the course of Employee’s employment with Verenium, Employee incorporates a Prior Invention into a Verenium product, process or machine, Verenium is hereby granted and shall have a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions into any Developed Technology without Verenium’s prior written consent.

4.	With regard to the copyright laws of the United States, Employee acknowledges and agrees that all original works of authorship which are made by Employee, either solely or jointly with others, within the scope of Employee’s employment with Verenium and which are protectable by copyright are “works made for hire” under the U.S. Copyright Act. Employee acknowledges and understands that the §201(b) of the U.S. Copyright Act provides that “[i]n the case of a work made for hire, the employer or other person for whom the work was prepared is considered the author for purposes of this title, and, unless the parties have expressly agreed otherwise in a written instrument signed by them, owns all of the rights comprised in the copyright.” Employee further acknowledges that the judicial decisions under the U.S. Copyright Act broadly interpret the phrase “within the scope of his or her employment”. This phrase has been applied to cover, among other things, some works created by an employee at home on his own time and for no additional pay, without any request by the employer. Verenium intends to assert its ownership and other rights in this “work made for hire” area to the fullest legally permissible extent.

5.	Employee shall assist Verenium in every proper way to obtain, and from time to time enforce, United States and foreign trade secret, patent, copyright, mask work and other intellectual property rights (collectively, the “Proprietary Rights”) relating to the Developed Technology. Employee shall execute, verify and deliver all such documents, including, but not limited to, applications for patents, copyright registration, and trademark registration, as Verenium reasonably requests to enable Verenium and its nominees, successors and assigns to apply for, obtain, perfect, evidence, sustain and enforce the Proprietary Rights relating to such Developed Technology. Employee further agrees to render all such assistance and perform such other acts as Verenium may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights, including, without limitation, in connection with any patent or copyright office proceeding, litigation, or other administrative, judicial or related proceeding in the United States or foreign country, involving Developed Technology. Employee’s obligation to assist Verenium under this Paragraph 5 with respect to Developed Technology in any and all countries shall continue beyond the termination of Employee’s employment, but Verenium shall compensate Employee at a reasonable rate after Employee’s termination for the time actually spent by Employee at Verenium’s request on such assistance.

6.

In the event Verenium is unable after reasonable effort to secure Employee’s signature on any of the documents referenced in Paragraphs 2 and 5 whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Verenium and its duly authorized officers and agents as

Employee’s agent and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Paragraphs 2 and 5 with the same legal force and effect as if such documents were executed by Employee. Employee hereby waives and quitclaims to Verenium any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights relating to the Developed Technology assigned hereunder to Verenium.

CONFIDENTIAL INFORMATION

7.	For purposes of this Agreement, the phrase “Verenium Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of Verenium and/or its Affiliates (as defined below) that was, is or will be developed, created or discovered by or on behalf of Verenium at any time during Employee’s employment with the Company. By way of illustration but not limitation, Verenium Proprietary Information includes:

a)	technical information, including patent strategy, inventions, mask works, ideas, information encompassed by Developed Technology or trade secrets, locations and sources of bio-material, methods of harvesting bio-material, experiment and research design, results, techniques and processes, source and object codes, data, programs, know-how, improvements, discoveries, developments, designs, techniques, formulas, biological materials, including but not limited to enzymes and clones; work in progress; manufacturing and process know-how; laboratory notebooks, research journals, idea notebooks, notes, and letters; concepts; ideas; apparatus and equipment design; and computer software;

b)	technical management information, including technical manuals, product proposals, status reports, performance objectives and criteria, and analyses of areas for business development; and

c)	business information, including cost, pricing, project, financial, accounting and personnel information, notes, letters, business strategies, plans, proposals, projections and forecasts, customer lists, customer information and sales, marketing plans, proposals, projections, efforts, information, plans for research and development, new products, marketing and selling, licenses, prices and costs, suppliers and data.

As used herein, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

8.

At all times during Employee’s employment with Verenium and thereafter, Employee shall hold in strictest confidence any and all Verenium Proprietary Information and shall not disclose to any person or entity, lecture upon, publish, or use any Verenium Proprietary Information for any purpose, except as required in connection with Employee’s performance of job duties for Verenium. Employee agrees to obtain Verenium’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work at Verenium and/or incorporates any Verenium Proprietary Information. At all times during Employee’s employment with Verenium and thereafter, Employee shall hold all Third Party Information (as defined below) in the strictest confidence and shall not disclose to anyone (other than Verenium personnel who need to know such information in connection with their work for Verenium) or use, except in connection with Employee’s performance of job duties for Verenium, Third Party Information unless expressly authorized by an officer of Verenium in writing. As used herein, “Third Party Information” shall mean all information and materials received by Verenium or Employee from a third party and subject to a duty on Verenium’s part to maintain confidentiality and/or non-disclosure and/or to use it only for certain limited purposes.

9.	During Employee’s employment by Verenium, Employee shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and shall not bring onto the premises of Verenium any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employer shall use in the performance of Employer’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, which is legally in the public domain, or which is otherwise provided or developed by Verenium.

COMPETITIVE ACTIVITIES

10.	During the term of Employee’s employment with Verenium, Employee shall not, without the prior written approval of Verenium, alone or as a partner, officer, director, consultant, employee, stockholder, agent, contractor or otherwise, engage in any employment, consulting, business or other activity or occupation competitive with Verenium or would otherwise conflict with Employee’s employment by the Company.

11.	During the term of Employee’s employment with Verenium, and for a period of one year after the termination or cessation of Employee’s employment with Verenium, Employee shall not directly or indirectly disrupt, damage, impair or interfere with Verenium or its business, whether by way of interfering with, raiding, hiring, soliciting its employees, disrupting its relationships with customers, agents, representatives or vendors or otherwise, or by attempting to do any of the foregoing.

12.	Employee acknowledges that Employee has carefully read and construed the provision of the preceding paragraphs and believes that Employee has received and will receive sufficient consideration and other benefits in connection with Employee’s employment relationship with Verenium to justify such restrictions. Employee further acknowledges and agrees that nothing in this Agreement shall confer any right with respect to continuation of Employee’s employment by Verenium, nor shall it interfere in any way with Employee’s right or Verenium’s right to terminate Employee’s employment at any time, with or without cause.

VERENIUM PROPERTY

13.

At the request of Verenium, and in any event at the time of leaving Verenium’s employment, Employee shall return to Verenium any and all materials and documents, and copies thereof, in the possession of or under the control of Employee, whether prepared by Verenium, Employee or anyone else, when such materials or documents are, include, incorporate, or refer to Verenium Proprietary Information, Developed Technology or Third Party Information. The term “document” is used in its broadest sense, and includes, without limitation, drawings, blueprints, laboratory notebooks, binders, research journals, idea notebooks, memoranda, specifications, formulas, devices, documents, list and files (including those pertaining to employees, customers, and suppliers), equipment, apparatus, correspondence, computer hardware, systems, programs, software, storage media (whether on or in the form of computer discs, tapes, hard drives, or other method whether now known or devised in the future), manuals, printouts, routines, sub-routines, price lists, pricing information, devices, and writings of any and every kind or nature. Prior to leaving, Employee shall cooperate with Verenium in completing Verenium’s termination statement.

14.	During the term of Employee’s employment with Verenium, Employee shall not remove from Verenium’s offices or premises any documents, records, files, correspondence, reports, memoranda or similar materials of or containing Verenium Proprietary Information, or other materials or property of any kind belonging to Verenium, unless necessary or appropriate in accordance with the duties and responsibilities of Employee. In the event that such materials or property are removed, all of the above-referenced documents and materials shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Notwithstanding the foregoing, laboratory notebooks shall not be removed from Verenium’s offices or premises at anytime for any reason, other than for offsite storage of the notebooks. Employee further acknowledges and agrees that any property situated on Verenium’s premises and owned by Verenium, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Verenium personnel at any time with or without notice.

15.	Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Verenium) of all Verenium Proprietary Information developed by Employee and all Developed Technology, which records shall be available to and remain the sole property of Verenium at all times.

16.	In the event that Employee leaves the employ of Verenium, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

GENERAL PROVISIONS

17.	Employee represents and warrants to Verenium that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment by Verenium or would cause Employee to breach any agreement to keep in confidence information acquired by Employee in confidence or trust prior to Employee’s employment by Verenium. Employee further represents and warrants that there are no restrictions, agreements or understandings whatsoever to which Employee is a party, which are or would be inconsistent or in conflict with this Agreement or Employee’s employment, or would prevent, limit or impair in any way the performance by Employee of the obligations set forth in this Agreement and agrees not to enter into any such agreement, whether in written or oral form.

18.	No rights or licenses, express or implied, in or to any Verenium Proprietary Information or Developed Technology are granted to Employee under this Agreement.

19.	The obligations set forth in Paragraphs 1 through 9 of this Agreement shall apply to any time during which Employee was previously employed, or will in the future be employed, by Verenium as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement constitutes the entire and exclusive agreement between Employee and Verenium with respect to the subject matter and supersedes and merges any and all prior or contemporaneous discussions, agreements, representations and understandings of the parties with respect to the employment of Employee with Verenium. No supplement, modification or amendment, nor any waiver of any rights under this Agreement shall be binding upon Verenium or Employee unless set forth in a written agreement executed by Verenium and Employee and signed by the party to be charged, which agreement specifically references this Agreement. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

20.	Neither this Agreement nor any benefits of this Agreement are assignable by Employee, however, Verenium may assign this Agreement to, and this Agreement’s terms and provisions shall inure to the benefit of, any parent, subsidiary, affiliate, successor or other assignee of Verenium.

21.	The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. No waiver by Verenium of any right under this Agreement shall be construed as a waiver of any other right. Verenium shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

22.	Employee acknowledges that, because Employee’s services are personal and unique and because Employee may have access to and become acquainted with Verenium Proprietary Information, it is impossible to measure fully, in money, the injury that will be caused to Verenium in the event of a breach or threatened breach of any of the provisions of this Agreement, and therefore agrees and acknowledges that Verenium has no adequate remedy at law. Accordingly, Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. Verenium shall be entitled to enforce the provisions of this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other remedy Verenium may have for a breach of this Agreement.

23.	The periods of time set forth in Paragraphs 10 and 11 of this Agreement shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that Verenium is successful on the merits in any such litigation. The “time required for litigation” is defined to mean the period of time from service of process upon Employee through the expiration of all appeals related to such litigation.

24.	If an action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorney’s fees, costs and disbursements.

25.	The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

26.	If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

27.	This agreement shall be interpreted and governed by the laws of the State of Massachusetts without reference to its choice of law principles.

28.	The provisions of this Agreement shall survive the termination of Employee’s employment and the assignment of this Agreement by Verenium to any successor in interest or other assignee.

29.	This Agreement shall be effective as of the first day of Employee’s employment with Verenium.

30.	Any notice by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by confirmed facsimile, addressed to the other party at its address set forth below or at such other address designated by notice in the manner provided in this Paragraph 30. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two days after deposit with the U.S. mail, or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

If to Verenium, to:	If to Employee, to:
Verenium Corporation
55 Cambridge Parkway
Cambridge, MA 02142

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date referenced above. EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS AND THAT EMPLOYEE HAS COMPLETED EXHIBIT A TO THIS AGREEMENT.

VERENIUM CORPORATION		EMPLOYEE

By:		By:

Title:	President and CEO	Title:

Attachments: Exhibit A: Inventions

EXHIBIT A

INVENTIONS

1.	Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

☐	None

☐	See immediately below:

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EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR

RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in Section 5 of the Employment Agreement dated [insert], to which this form is attached, I, James E. Levine, hereby furnish VERENIUM CORPORATION (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act, the California Fair Employment and Housing Act (as amended), the Massachusetts Fair Employment Practice Act, the Massachusetts law prohibiting age discrimination, the Massachusetts Equal Rights Act, the Massachusetts Sexual Harassment law, and the Massachusetts Equal Pay Law.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

2

I acknowledge my continuing obligations under my Employee Invention and Non-Disclosure Agreement (“NDA”). Pursuant to the NDA I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with the NDA.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

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